Exhibit 10.2

SUPPLEMENT TO DISCLOSURE STATEMENT WITH RESPECT TO

THE FIRST MODIFIED THIRD AMENDED JOINT CHAPTER 11 PLAN

FOR AMPEX CORPORATION AND ITS AFFILIATED DEBTORS

On July 9, 2008, the Debtors filed the Motion For Order: (A) Authorizing Certain Modifications To The Debtors’ Plan Of Reorganization Pursuant To Section 1127 Of The Bankruptcy Code; (B) Approving Proposed Supplement To Disclosure Statement; (C) Approving Form Of Ballot; (D) Establishing Procedures For Voting On Debtors’ First Modified Third Amended Joint Chapter 11 Plan Of Reorganization; And (E) Granting Related Relief (the “Plan Modification Motion”). On July 14, 2008, the Court entered an order approving the Plan Modification Motion (the “Plan Modification Order”). Pursuant to the Plan Modification Order, the Debtors obtained approval of this Supplement (the “DS Supplement”) to the Disclosure Statement (the “Disclosure Statement)1 with Respect to the First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and Its Affiliated Debtors (as may be modified and/or amended, the “Plan”) as containing adequate information within the meaning of section 1125 of the Bankruptcy Code2 and otherwise having satisfied the requirements of section 1127 of the Bankruptcy Code.

HOLDERS OF ALLOWED CLAIMS IN CLASS 5 ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DS SUPPLEMENT. THE DEBTORS AND THE CREDITORS’ COMMITTEE SUPPORT CONFIRMATION OF THE PLAN. THE DEBTORS AND THE CREDITORS’ COMMITTEE URGE ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

Set forth in Section I below, is a summary of the modifications contained in the Plan as compared to the version of the Plan summarized in the Disclosure Statement dated June 11, 2008 (the “Plan Modifications”). The Plan Modifications do not adversely affect any holder of a Class 5 General Unsecured Claim other than Hillside which has consented to its treatment under the Plan. The Plan Modifications are supported by the Consenting Holders, including 100% in amount and number of the holders of Class 4 Claims and approximately 80% in amount of the holders of Class 2 Claims, and by the Creditors’ Committee. The Debtors believe that the Plan Modifications are in the best interests of these estates and their creditors and urge the holders of Class 5 General Unsecured Claims that are entitled to vote, to vote to accept the Plan.

[1]	The Disclosure Statement is incorporated herein by reference.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan (including the modifications described herein). The Debtors previously prepared projections of the financial performance of the Reorganized Debtors for each of the five fiscal years from 2008 through 2012 (the “Financial Projections”) and the assumptions on which they are based, which were set forth in the Financial Projections contained in Exhibit 6 to the Disclosure Statement. Based upon those projections, the Debtors believe that they will be able to make all payments contemplated to be made pursuant to the Plan (including those described herein) while conducting ongoing business operations and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

Section II of this DS Supplement contains a summary of the new procedures and deadlines with respect to confirmation of the Plan as approved by the Plan Modification Order.

I.	Summary of Plan Modifications.

A.	Class 5 General Unsecured Claims Lump Sum Cash Payment Election (Section 5.5(b)(ii) of the Plan):

As set forth in Section 5.5(b)(ii) of the Plan, subject to the occurrence of the Effective Date, each holder of an Allowed Class 5 General Unsecured Claim may elect, on such holder’s ballot for voting on the Plan, to receive Cash equal to the greater of: (a) the Unsecured Claim Distribution Value up to a maximum payment of $5,000, or (b) seven percent (7%) of the Allowed amount of such holder’s General Unsecured Claim (as defined in the Plan, the “Lump Sum Cash Payment”), in lieu of any distribution such holder would otherwise have been entitled to receive pursuant to Section 5.5(b)(i) of the Plan, in full and final satisfaction of any and all Plan Distributions to be made on account of such holder’s Allowed General Unsecured Claim.

Except in the Debtors’ sole discretion, in the event a holder of an Allowed General Unsecured Claim fails to submit a ballot or to make such election, such holder shall only be entitled to its Pro Rata Share of the Unsecured Claim Distribution.

Election of the Lump Sum Cash Payment is neither intended to provide, nor necessarily would it provide, holders of Allowed General Unsecured Claims who make such election with the equivalent of the value of the New Common Stock such holder would otherwise have received. The Debtors believe that the Valuation performed by CM&D, described in Section 7.2 of the Disclosure Statement, and the Debtors’ estimates of the total amount of outstanding General Unsecured Claims that will be Allowed on the Effective Date, provide an adequate basis from which to calculate the percentage of recovery to holders of Allowed General Unsecured Claims.

The Lump Sum Cash Payment is estimated to be equal to or worth less than the Cash value, as of the Effective Date, of the New Common Stock that the holder of any Allowed General Unsecured Claim would have been entitled to receive if it had not elected to receive the Lump Sum Cash Payment. The Plan includes the Lump Sum

Cash Payment election to provide the holders of Allowed General Unsecured Claims with the ability to immediately liquidate all or a substantial portion of the New Common Stock to which they are entitled into Cash for a fixed price and without related costs of future liquidation. Further, by making the election to receive a Lump Sum Cash Payment the holder of an Allowed General Unsecured Claim eliminates the risk associated with the ability to divest the New Common Stock in the future.

The votes of the holders of Class 5 General Unsecured Claims who are entitled to vote on the Plan will be solicited with respect to their Claims.

B.	Conditions Precedent to the Effective Date
(Sections	11.2(c) and (d) of the Plan):

Pursuant to Section 11.2 of the Plan and as described below, certain conditions precedent to the occurrence of the Effective Date have been added and/or modified.

Section 11.2(c) of the Plan has been modified to provide that the amount of the Hillside Unsecured Deficiency Claim shall be equal to or greater than an amount equal to 80% of the aggregate amount of (x) all Non-Election General Unsecured Claims (including the Hillside Unsecured Deficiency Claim) that have not been Disallowed as of the Effective Date, plus (y) all Election General Unsecured Claims that are greater than $70,000 that have not been Disallowed as of the Effective Date.

In addition, newly added Section 11.2(d) of the Plan provides that as a condition precedent to the Effective Date of the Plan the aggregate amount of all Lump Sum Cash Payments to be made on account of the Allowed Election General Unsecured Claims shall not exceed $700,000.

Hillside shall have the sole right to waive the conditions precedents set forth in Sections 11.2(c) and 11.2(d) of the Plan at any time without leave of or notice of the Bankruptcy Court and without any formal action other than proceeding with confirmation of the Plan.

While the Debtors believe that they have accurately estimated the size and amount of Class 5 General Unsecured Claims that may be ultimately Allowed against the Debtors, there can be no such assurances. To that end, in the event the size and amount of all Allowed Class 5 General Unsecured Claims are such that (a) they exceed the distributions contemplated by the Plan and/or (b) an overwhelming number, in amount, of such Claims elect the Lump Sum Cash Payment such that Cash distributions to be made pursuant to the Lump Sum Cash Payment exceed $700,000 or that the total amount of Hillside’s Deficiency Claim is not equal to or greater than 80% of the aggregate amount of (x) all Non-Election General Unsecured Claims (including the Hillside Unsecured Deficiency Claim) that have not been Disallowed as of the Effective Date plus (y) all Election General Unsecured Claims that are greater than $70,000 that have not been Disallowed as of the Effective Date, and no waiver from Hillside is obtained, the Debtors may not be able to consummate the Plan.

II.	Supplemental Confirmation Procedures
And	Re-Solicitation Voting Deadlines.

(a) Pursuant to the Plan Modification Order, the Debtors will re-commence and re-distribute, solely with respect to the holders of Class 5 General Unsecured Claims that are to date not the subject of an objection filed with the Bankruptcy Court on or before June 24, 2008 (the “Voting Unsecured Creditors”), the supplemental solicitation materials (the “Supplemental Solicitation Materials”) including:

1. the Plan Modification Order (without exhibits annexed thereto);

2. this DS Supplement;

3. solicitation material prepared by the Creditors’ Committee in support of the Plan, as approved by the Court;

4. a copy of the Plan (as modified) (without exhibits annexed thereto);

5. a blackline copy of the Plan reflecting the Plan Modifications;

6. a Class 5 Ballot together with a return envelope; and

7. the Disclosure Statement (without exhibits annexed thereto)

by July 16, 2008 (the “Class 5 Re-Solicitation Commencement Date”).

(b) THE VOTING DEADLINE WITH RESPECT TO THE HOLDERS OF CLASS 5 GENERAL UNSECURED CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHALL BE 12:00 P.M. (NOON) (PREVAILING EASTERN TIME) ON JULY 28, 2008 (THE “RE-SOLICITATION VOTING DEADLINE”).

(c) All Class 5 Ballots must be properly executed, completed, and the originals thereof shall be delivered to the Voting Agent so as to be actually received by no later than the Re-Solicitation Voting Deadline.

(d) Any Class 5 General Unsecured Claim that subsequent to the date hereof becomes in whole or in part temporarily or otherwise allowed for voting purposes pursuant to the procedures set forth in the Disclosure Statement Order, shall be provided with a Class 5 Ballot within one (1) Business Day of any such Order temporarily or otherwise allowing such Claim for voting purposes having been entered (a “Voting Order”) and shall be required to submit such Class 5 Ballot within five (5) Business Days of entry of the Voting Order, but in no event later than 11:59 p.m. (prevailing New York Time) on July 30, 2008, so as to be counted for voting purposes. For the avoidance of doubt, pursuant to the Disclosure Statement Order, the deadline to file a motion to seek a Voting Order with respect to any such claim was July 4, 2008.

(e) Except in the Debtors’ sole discretion, any Ballot received after the Voting Deadline or the Re-Solicitation Voting Deadline, as applicable, shall not be counted.

(f) The Confirmation Hearing will be held at 10:00 a.m. (prevailing Eastern Time) on July 31, 2008; provided, however, that the Confirmation Hearing may be adjourned from time to time by the Court or the Debtors without further notice to parties other than an announcement at or before the Confirmation Hearing or any adjourned Confirmation Hearing.

(g) Objections to confirmation of the Plan, if any, must: (a) be made in writing; (b) state with particularity the legal and factual ground therefor, and, if practicable, propose modification to the Plan that would resolve such objection; (c) conform to the Bankruptcy Rules and the Local Bankruptcy Rules for the Southern District of New York; (d) be filed with the Bankruptcy Court electronically in accordance with General Order M-182 (General Order M-182 and the User’s Manual for the Electronic Case Filing System can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court), by registered users of the Bankruptcy Court’s case filing system and, by all other parties in interest, on a 3.5 inch disk, preferably in Portable Document Format (PDF), Microsoft Word or any other Windows-based word processing format (with a hard-copy delivered directly to Chambers); and (e) be served in accordance with General Order M-182, so as to be received by each of the parties identified in Section 7.1 of the Disclosure Statement at the respective addresses set forth therein no later than filed no later than 12:00 p.m. (noon) (prevailing Eastern Time) on July 28, 2008 (the “Re-Solicitation Objection Deadline”) with respect to the Voting Unsecured Creditors and no later than 4:00 p.m. (prevailing Eastern Time) on July 14, 2008, with respect to all other creditors and parties in interest.

III.	Conclusion

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described in the Disclosure Statement because it will provide the greatest recovery to holders of Allowed Claims. Other alternatives would involve significant delay, uncertainty and substantial administrative costs and are likely to reduce if not eliminate any return to unsecured creditors who hold Allowed Claims. The Debtors urge the holders of Claims in Class 5 who are entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots to the Voting Agent so that they will be received not later than 12:00 p.m. (noon), prevailing Eastern Time, on July 28, 2008.

Dated: July 14, 2008

New York, New York

Respectfully submitted,

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AMPEX DATA SYSTEMS CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AMPEX DATA INTERNATIONAL CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AMPEX FINANCE CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AFC HOLDINGS CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AMPEX HOLDINGS CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AMPEX INTERNATIONAL SALES CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

Counsel:

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Attorneys for the Debtors and

Debtors in Possession